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                        Renewal of Distribution Agreement
                        ---------------------------------

Agreement made this 31st day of July, 2002 by and between Nuveen Multistate Trust III (formerly Nuveen Flagship Multistate Trust III), a Massachusetts business trust (the "Fund"), and Nuveen Investments, a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 1, 2002 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 1, 2003 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2003 and ratify and confirm the Agreement in all respects.


                                             NUVEEN MULTISTATE TRUST III


                                             By:   /s/ Gifford R. Zimmerman
                                                --------------------------------
                                                   Vice President

ATTEST:

         /s/ Virginia L. O'Neal
------------------------------------
         Assistant Secretary

                                             NUVEEN INVESTMENTS


                                             By:   /s/ Larry W. Martin
                                                --------------------------------
                                                   Vice President

ATTEST:

         /s/ Jessica R. Droeger
------------------------------------
         Assistant Secretary